Exhibit 99.1

99 CENTS ONLY STORES REPORTS STRONG SECOND QUARTER FISCAL 2018 RESULTS

Second Quarter Fiscal 2018 Highlights:

•                  Net sales increased to $540.5 million, up 8.9% compared to the prior year

•                  Same-store sales increased by 9.0% compared to the prior year

•                  Gross margin, as a percentage of net sales, increased to 28.8%, up from 28.4% in the prior year

•                  Net loss was $33.6 million compared to net loss of $35.1 million in the prior year

•                  Adjusted EBITDA(1) increased 93.2% to $10.1 million compared to the prior year

CITY OF COMMERCE, California — September 7, 2017 — 99 Cents Only Stores LLC (the “Company”) announced its financial results for the second quarter ended July 28, 2017.

Geoffrey Covert, President and Chief Executive Officer, stated, “The second quarter offers further evidence of the progress we have continued to make in executing our turnaround plan. Our focused strategy of improving the Company’s operating performance is yielding encouraging results.”

Mr. Covert continued, “Net sales for the second quarter were $540.5 million, up 8.9% over the prior year period. On a same-store basis, sales increased 9.0%, resulting from a 4.7% increase in transaction count and a 4.1% increase in basket. This was driven by our emphasis on providing higher-quality merchandise, expanding our fresh variety, enhancing our in-stock position, strengthening our marketing efforts and improving the customer shopping experience. We are also benefitting from increased sales in our above $1 products, as we believe our customers appreciate the extreme value of the merchandise that we provide. We are working to differentiate the 99 Cents Only brand by focusing on fresh, seasonal and closeout merchandise at the lowest prices.”

Mr. Covert concluded, “We also continue to make progress in improving overall operating efficiencies. Second quarter gross margin of 28.8% was up 40 basis points year-over-year, driven primarily by our focus on reducing shrink and managing scrap, along with increased efficiency in our logistics network. Our second quarter net loss was $33.6 million, an improvement of $1.5 million or 4.3% compared to the second quarter of fiscal 2017. Importantly, second quarter Adjusted EBITDA was $10.1 million, up 93.2% compared to $5.2 million last year. On a year-to-date basis, Adjusted EBITDA of $26.4 million is up 42.3% compared to the same period a year ago.  We are encouraged by this result and continue to expect we will achieve our guidance of improving adjusted EBITDA for fiscal 2018.”

Second Quarter Financial Results

For the second quarter of fiscal 2018, the Company’s net sales increased 8.9% to $540.5 million, compared to $496.5 million in the second quarter of fiscal 2017. Same-store sales increased 9.0% compared to the second quarter of fiscal 2017, with higher customer traffic of 4.7% in addition to higher average ticket of 4.1%. The increase in same-store sales was primarily driven by higher sales from seasonal, general merchandise and consumable categories, in part due to higher sales of above $1 products, better product assortment and improved store execution. Sales from grocery and fresh offerings also increased, driven by better product availability, improved product assortment, as well as continued improvements in store in-stock levels.

(1)         EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are considered “non-GAAP financial measures” under the Securities and Exchange Commission regulations.  The definitions of, an explanation of how and why the Company uses, and a reconciliation to the most directly comparable GAAP measure of these non-GAAP measures are included in this press release.

Gross margin, as a percentage of net sales, was 28.8% in the second quarter of fiscal 2018, an increase of 40 basis points from the second quarter of fiscal 2017. Gross margin increased primarily due to lower inventory shrinkage, partially offset by lower product margin. Selling, general and administrative expenses were $172.3 million, or 31.9%, as a percentage of net sales, representing a decrease of 20 basis points from the second quarter of fiscal 2017. This improvement was primarily due to a 60 basis point reduction from leveraging occupancy, depreciation and other fixed store-level expenses on higher same-store sales, as well as a 30 basis point improvement from lower store operating costs. These decreases were partially offset by an increase in payroll-related expenses of 40 basis points, primarily due to higher performance compensation and minimum wage increases, as well as by store impairment charges of 30 basis points.

Net loss was $33.6 million in the second quarter of fiscal 2018 compared to net loss of $35.1 million in the second quarter of fiscal 2017. Net loss as a percentage of net sales was (6.2)% for the second quarter of fiscal 2018, compared to net loss as a percentage of net sales of (7.1)% for the second quarter of fiscal 2017. Adjusted EBITDA was $10.1 million in the second quarter of fiscal 2018, compared to $5.2 million in the second quarter of fiscal 2017. Adjusted EBITDA margin was 1.9% compared to 1.1% in the second quarter of fiscal 2017.

Year-to-Date Financial Results

For the first half of fiscal 2018, the Company’s net sales increased 7.8% to $1,088.0 million, compared to $1,009.4 million in the first half of fiscal 2017. Same-store sales increased 7.9% driven by higher customer traffic and higher average ticket. Net loss was $42.4 million in the first half of fiscal 2018, compared to net loss of $60.3 million for the first half of fiscal 2017. Net loss as a percentage of total sales was (3.9)% for the first half of fiscal 2018, compared to net loss as a percentage of total sales of (6.0)% for the first half of fiscal 2017. Adjusted EBITDA was $26.4 million in the first half of fiscal 2018, compared to $18.5 million for the first half of fiscal 2017. Adjusted EBITDA margin was 2.4% for the first half of fiscal 2018, compared to 1.8% for the first half of fiscal 2017.

Sale-Leaseback Transactions

As previously reported, during the second quarter of fiscal 2018, the Company sold and concurrently leased back two existing stores and received net proceeds of $13.3 million, of which approximately $2.0 million was used to pay down the Company’s first lien term loan facility in accordance with the terms thereof.

Store Openings

The Company did not open any new stores during the second quarter of fiscal 2018. As of the end of the second quarter of fiscal 2018, the Company operated 390 stores. Subsequent to the end of the quarter, the Company opened one new store in California, bringing the total store count to 391.

Subsequent Events

Asset-Based Revolving Credit Facility

On September 6, 2017, the Company successfully completed an amendment of its asset-based revolving credit facility (the “ABL Facility”), to provide a last-out term loan facility in an aggregate principal amount of $25.0 million (the “FILO Facility”).  The Company has drawn the entire $25.0 million under the FILO Facility. Loans under the FILO Facility bear interest at a rate based, at the Company’s option, on (i) LIBOR plus 7.75% or (ii) the determined base rate (Prime Rate) plus 6.75%.

The FILO Facility will mature on the earliest of (a) April 8, 2021, (b) the date that is 90 days prior to the stated maturity date of the Company’s term loan facility, (c) the date that is 90 days prior to the stated maturity date in respect of the Company’s senior unsecured notes, and (d) the date of termination of the commitments under the ABL Facility.

Texas Store Impact from Hurricane Harvey

The Company currently operates 27 stores and one distribution center in the greater Houston, Texas metropolitan area.  Due to severe weather conditions in connection with Hurricane Harvey in late August 2017, the majority of the Company’s Houston-area stores and the distribution center were unable to open or operate for two to three days.  A total of 24 stores and the distribution center have since reopened. Three stores remain closed due to structural damage of varying magnitudes.  The Company is currently assessing the extent of damage and expected insurance proceeds to determine the potential impact on the Company’s financial condition and results of operations.

Fiscal 2018 Outlook

The Company is reiterating the following previously issued outlook for fiscal 2018:

•                  Positive same-store sales growth

•                  Year-over-year decrease in net loss and an increase in adjusted EBITDA over the same period

•                  3 new store openings, all in the second half of the year

•                  Capital expenditures of approximately $53-$58 million

The Company expects to close three under-performing stores by end of fiscal 2018 or early fiscal 2019.

CONFERENCE CALL DETAILS

The Company’s conference call to discuss its fiscal 2018 second quarter and the other matters described in this release is scheduled for Thursday, September 7, 2017 at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time).

The live call can be accessed by dialing 1-877-407-3982 (domestic) or 1-201-493-6780 (international). Please phone in approximately 10 minutes before the call is scheduled to begin and hold for an operator to assist you.  Please inform the operator that you are calling in for 99 Cents Only Stores’ Fiscal 2018 Second Quarter Earnings Conference Call, and be prepared to provide the operator with your name, company name and the conference ID: 13669259. The call will also be broadcast live over the Internet, accessible through the Investor Relations section of the Company’s website at www.99only.com/investor-relations.

A telephonic replay of the call will be available beginning Thursday, September 7, 2017, at 5:00 p.m. Eastern Time, through Thursday, September 21, 2017, at 11:59 p.m. Eastern Time. To access the replay, dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and enter the replay pin number: 13669259. A replay of the webcast will also be available for 60 days upon completion of the conference call, accessible through the Investor Relations section of the Company’s website at www.99only.com/investor-relations.

A copy of this earnings release and supplemental slides will be available prior to the call, accessible through the Investor Relations section of the Company’s website at www.99only.com/investor-relations.

Non-GAAP Financial Measures

The Company defines EBITDA as net income before interest expense (income) and other financial costs, income taxes, depreciation and amortization.  Adjusted EBITDA is defined as EBITDA for the relevant period as adjusted by various items set forth in the reconciliation tables below, including stock-based compensation, impairment of goodwill and other assets, expenses, charges and reserves related to strategic initiatives and executive recruitment and severance, amortization of gain on sale-leaseback transactions, and other non-cash or one-time or other items as permitted by the terms of the Company’s debt instruments.  Adjusted EBITDA margin is Adjusted EBITDA divided by total sales.  Adjusted EBITDA and Adjusted EBITDA margin as presented herein, are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America (“GAAP”).  The Company’s management uses EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to assess its core operating performance and that of its competitors.  In addition, Adjusted EBITDA is used to determine the Company’s compliance and ability to take certain actions under the covenants contained in the Company’s debt instruments.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are not measures of the Company’s financial performance under GAAP and should not be considered in isolation or as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP, as measures of operating performance or operating cash flows or as measures of liquidity.

Merger and Conversion to LLC

On January 13, 2012, 99¢ Only Stores was acquired by affiliates of Ares Management LLC, Canada Pension Plan Investment Board and the Gold-Schiffer family.  The acquisition is referred to as the “Merger.” Effective October 18, 2013, 99¢ Only Stores converted from a California corporation to a California limited liability company, 99 Cents Only Stores LLC.  The term the “Company” refers to 99¢ Only Stores and its consolidated subsidiaries prior to the conversion date and to 99 Cents Only Stores LLC and its consolidated subsidiaries on or after the conversion date.

About 99 Cents Only Stores

Founded in 1982, 99 Cents Only Stores LLC is the leading operator of extreme value stores in California and the Southwestern United States. The Company currently operates 391 stores located in California, Texas, Arizona and Nevada. 99 Cents Only Stores LLC offers a broad assortment of name brand and other attractively priced merchandise and compelling seasonal product offerings. For more information, visit www.99only.com.

Investor Contact:

Addo Investor Relations

Lasse Glassen

(424) 238-6249

lglassen@addoir.com

### Tables to Follow ###

The following tables reconcile EBITDA and Adjusted EBITDA to net loss for the periods indicated:

	For the Second Quarter Ended
	July 28, 2017	July 29, 2016
	(In thousands)
	(Unaudited)

Net loss	$(33,624)	$(35,085)
Interest expense, net	17,156	16,748
Provision for income taxes	72	52
Depreciation and amortization	17,246	17,656

EBITDA	$850	$(629)
Stock-based compensation (a)	118	224
Purchase accounting effect on leases (b)	786	719
Impairment of long-lived assets (c)	1,515	—
Cost of sales adjustments (d)	180	—
Inventory adjustments (e)	—	623
Employee related expenses (f)	3,114	1,764
Real estate projects termination charges (g)	—	11
Professional and consultant fees (h)	1,166	1,424
Loss on sales of assets (i)	51	220
Other (j)	2,321	873

Adjusted EBITDA	$10,101	$5,229

(a)         Represents stock-based compensation expense incurred in connection with stock-based compensation plans in which certain Company employees have participated.

(b)         Represents purchase accounting effect on rent revenue and rent expense.

(c)          Represents charges related to impairment for stores to be closed in early calendar year 2018.

(d)         Represents adjustment related to lower of cost or market.

(e)          Represents charges related to excess and obsolescence reserve and damage to inventory due to fire.

(f)           Represents expenses related primarily to severance, signing and retention bonuses.

(g)          Represents charges relating to previously capitalized distribution/corporate center real-estate development costs expensed upon termination of related projects.

(h)         Represents professional and consulting fees primarily related to profitability improvement and other strategic initiatives.

(i)             Represents amortization of gain related to sale-leaseback arrangements and net gain/loss on the sale of non-core assets.

(j)            Represents non-cash or other charges and income: for fiscal 2018, legal reserve adjustments, non-recurring professional fees, and other; for fiscal 2017, non-recurring professional fees, legal reserve adjustments, prior year property tax assessment, and other.

The following tables reconcile EBITDA and Adjusted EBITDA to net loss for the periods indicated:

	For the First Half Ended
	July 28, 2017	July 29, 2016
	(In thousands)
	(Unaudited)

Net loss	$(42,377)	$(60,279)
Interest expense, net	34,496	33,272
Provision for income taxes	87	125
Depreciation and amortization	34,623	34,395

EBITDA	$26,829	$7,513
Stock-based compensation (a)	254	388
Purchase accounting effect on leases (b)	1,529	1,426
Impairment of long-lived assets (c)	1,515	—
Cost of sales adjustments (d)	180	—
Inventory adjustments (e)	—	1,586
Employee related expenses (f)	6,361	3,196
Real estate projects termination charges (g)	—	11
Professional and consultant fees (h)	1,900	1,745
Gain (loss) on sales of assets (i)	(17,992)	77
Loss on extinguishment of debt (j)	—	335
Other (k)	5,799	2,260

Adjusted EBITDA	$26,375	$18,537

(a)         Represents stock-based compensation expense incurred in connection with stock-based compensation plans in which certain Company employees have participated.

(b)         Represents purchase accounting effect on rent revenue and rent expense.

(c)          Represents charges related to impairment for stores to be closed in the early calendar year 2018.

(d)         Represents adjustment related to lower of cost or market.

(e)          Represents charges related to excess and obsolescence reserve and damage to inventory due to fire.

(f)           Represents expenses related to severance, signing and retention bonuses.

(g)          Represents charges related to previously capitalized store real-estate development costs expensed upon termination of related projects.

(h)         Represents professional and consultant fees primarily related to profitability improvement and other strategic initiatives.

(i)             Represents amortization of gain related to sale-leaseback arrangements and net gain/loss on the sale of non-core assets.

(j)            Represents loss on extinguishment of debt from amendment of the asset based lending facility in the first quarter of fiscal 2017.

(k)         Represents non-cash or other charges and income: for fiscal 2018, legal reserve adjustments, non-recurring professional fees, and other; for fiscal 2017, non-recurring professional fees, legal reserve adjustments, property tax assessment for prior year, and other.

99 CENTS ONLY STORES LLC

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	July 28, 2017	January 27, 2017
	(Unaudited)
ASSETS
Current Assets:
Cash	$2,485	$2,448
Accounts receivable, net of allowance for doubtful accounts of $17 and $122 at July 28, 2017 and January 27, 2017, respectively	2,927	3,510
Income taxes receivable	2,739	3,876
Inventories, net	188,846	175,892
Assets held for sale	4,903	4,903
Other	17,383	10,307

Total current assets	219,283	200,936
Property and equipment, net	466,157	507,620
Deferred financing costs, net	2,480	3,488
Intangible assets, net	444,192	447,027
Goodwill	380,643	380,643
Deposits and other assets	8,883	8,592

Total assets	$1,521,638	$1,548,306

LIABILITIES AND MEMBER’S EQUITY
Current Liabilities:
Accounts payable	$101,860	$86,588
Payroll and payroll-related	30,348	24,110
Sales tax	15,305	19,389
Other accrued expenses	54,749	46,082
Workers’ compensation	68,941	69,169
Current portion of long-term debt	5,669	6,138
Current portion of capital and financing lease obligations	1,214	31,330

Total current liabilities	278,086	282,806
Long-term debt, net of current portion	876,658	865,375
Unfavorable lease commitments, net	3,371	3,988
Deferred rent	30,632	30,360
Deferred compensation liability	912	816
Capital and financing lease obligation, net of current portions	52,820	47,195
Deferred income taxes	161,450	161,450
Other liabilities	15,813	12,297

Total liabilities	1,419,742	1,404,287

Commitments and contingencies
Member’s Equity:
Member units — 100 units issued and outstanding at July 28, 2017 and January 27, 2017	551,172	550,918
Investment in Number Holdings, Inc. preferred stock	(19,200)	(19,200)
Accumulated deficit	(430,076)	(387,699)

Total equity	101,896	144,019

Total liabilities and equity	$1,521,638	$1,548,306

99 CENTS ONLY STORES LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	For the Second Quarter Ended		For the First Half Ended
	July 28, 2017	July 29, 2016	July 28, 2017	July 29, 2016

Net Sales:
99¢ Only Stores	$531,288	$487,460	$1,069,280	$989,226
Bargain Wholesale	9,162	8,998	18,682	20,161
Total sales	540,450	496,458	1,087,962	1,009,387
Cost of sales	384,587	355,258	769,746	719,220
Gross profit	155,863	141,200	318,216	290,167
Selling, general and administrative expenses	172,259	159,485	326,010	316,714
Operating loss	(16,396)	(18,285)	(7,794)	(26,547)
Other (income) expense:
Interest income	(5)	(36)	(7)	(38)
Interest expense	17,161	16,784	34,503	33,310
Loss on extinguishment	—	—	—	335
Total other expense, net	17,156	16,748	34,496	33,607
Loss before provision for income taxes	(33,552)	(35,033)	(42,290)	(60,154)
Provision for income taxes	72	52	87	125
Net loss	$(33,624)	$(35,085)	$(42,377)	$(60,279)

99 CENTS ONLY STORES LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the First Half Ended
	July 28, 2017	July 29, 2016

Cash flows from operating activities:
Net loss	$(42,377)	$(60,279)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	33,748	33,520
Amortization of deferred financing costs and accretion of OID	3,360	2,941
Amortization of intangible assets	875	875
Amortization of favorable/unfavorable leases, net	1,358	1,193
Loss on extinguishment of debt	—	335
(Gain) loss on disposal of fixed assets	(17,575)	293
Long-lived assets impairment	1,515	—
Loss on interest rate hedge	—	514
Stock-based compensation	254	388
Changes in assets and liabilities associated with operating activities:
Accounts receivable	583	193
Inventories	(12,954)	21,076
Deposits and other assets	(7,652)	(1,548)
Accounts payable	15,594	26,591
Accrued expenses	10,821	1,328
Accrued workers’ compensation	(228)	(1,757)
Income taxes	1,137	1,278
Deferred rent	272	367
Other long-term liabilities	(2,366)	(272)

Net cash (used in) provided by operating activities	(13,635)	27,036

Cash flows from investing activities:
Purchases of property and equipment	(18,918)	(23,960)
Proceeds from sale of property and fixed assets	9,396	612

Net cash used in investing activities	(9,522)	(23,348)

Cash flows from financing activities:
Payment of long-term debt	(3,538)	(3,069)
Proceeds under revolving credit facility	115,400	92,200
Payments under revolving credit facility	(103,400)	(119,100)
Payments of debt issuance costs	—	(4,725)
Proceeds from financing lease obligations	15,317	31,503
Payments of capital and financing lease obligations	(585)	(500)

Net cash provided by (used in) financing activities	23,194	(3,691)

Net increase (decrease) in cash	37	(3)
Cash - beginning of period	2,448	2,312

Cash - end of period	$2,485	$2,309

Safe Harbor Statement

The Company has included statements in this release that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act, as amended, and Section 27A of the Securities Act of 1933, as amended. As a general matter, forward-looking statements are those focused on future or anticipated events or trends, expectations and beliefs including, among other things, (a) trends affecting the financial condition or results of operations of the Company and (b) the business and growth strategies of the Company (including the Company’s store opening growth rate) that are not historical in nature.  Such statements are intended to be identified by using words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “project,” “plan” and similar expressions in connection with any discussion of future operating or financial performance. Any forward-looking statements are and will be based upon the Company’s then-current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. Readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2017. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.